Exhibit 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of FedEx Corporation for the registration of 7,000,000 shares of its common stock for issuance pursuant to awards granted under the FedEx Corporation 2019 Omnibus Stock Incentive Plan of our report dated September 17, 2019, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended August 31, 2019.

/s/ Ernst & Young LLP

Memphis, Tennessee

September 30, 2019